Exhibit 99.2

Mercury Ecommerce Acquisition Corp Announces Closing of Partial Exercise of Over-Allotment Option

HOUSTON, Aug. 20, 2021 /PRNewswire/ -- Mercury Ecommerce Acquisition Corp. (Nasdaq: MEACU) (the "Company") today announced the closing of the issuance of an additional 541,500 units, consisting of one share of Class A common stock and one-half of one redeemable warrant, pursuant to the partial exercise of the underwriter's over-allotment option in connection with the Company's initial public offering (the "Offering").

The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $5,415,000 to the Company and bringing the total gross proceeds of the Offering to $180,415,000. Each unit consists of one Class A ordinary share of the Company and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. The Company's units began trading on the Nasdaq Capital Market on July 28, 2021 under the ticker symbol "MEACU." Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols "MEAC" and "MEACW," respectively.

The Company, led by Chairman Blair Garrou and President and CEO Andrew White, is a newly organized blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. While the company may pursue an investment opportunity in any business or industry, it intends to focus its search for a target business or businesses in the e-commerce technology and tech-enabled services industry in North America.

Needham & Company is acting as Sole Book-Running Manager for the offering.

The offering is being made in the United States only by means of a prospectus. Copies of the prospectus relating to the offering, when available, may be obtained by contacting Needham & Company, LLC, Attention: Prospectus Department, 250 Park Avenue, 10th Floor, New York, NY 10177, by telephone at 800-903-3268 or by email at prospectus@needhamco.com. Copies of the prospectus relating to this offering, when available, may also be obtained for free by visiting EDGAR on the Securities and Exchange Commission's (the "SEC") website at www.sec.gov.

A registration statement relating to the securities became effective on July 27, 2021 in accordance with Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the closing of the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.